EXHIBIT 10.43

NURSING HOME LICENSING AGREEMENT

                        AGREEMENT, made as of May 01, 2004, by and between HEALTHRAMP, INC., (the "Company"), with offices located at 33 Maiden Lane, (5th Floor), New York, New York 10038, and AGAWAM NURSING LLC, doing business as Country Estates of Agawam (the "Facility"), with offices located at 1200 Suffield Street, Agawam, Massachusetts 01001.

                         WHEREAS, the Company has developed and owns and/or has the rights to certain electronic prescribing and ordering technology; and

                        WHEREAS, the Facility desires to use the Company's electronic prescribing and ordering technology at its 176-bed residential health care facility located at 1200 Suffield Street, Agawam, Massachusetts 01001, and to receive support services relating to such technology.

                        NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

            1. Certain Defined Terms.

            (a)   "System" means the Company's CareGiver Program electronic prescribing and ordering technology, including the equipment described on Schedule A annexed hereto (the "Equipment").

            (b) "Documentation" means, collectively, the user manuals, operating instructions, help screens and other technical information and materials, whether in written or electronic form, delivered to the Facility with the System and that are intended for use in connection with the System.

            (c)   "Implementation" means the implementation services that the Facility orders from the Company in connection with the installation and preparation of the System, as set forth in the Implementation Plan described in Section 3(a) (the "Implementation Plan").

            (d)   "License" means this Agreement and schedules and/or exhibits annexed hereto, which together describe the parties' contractual relationship regarding the Facility's use of the System.

            (e)   "Training" means written and oral instructions to be provided to employees or staff of the Facility regarding the operation of the System, as more specifically described in the Implementation Plan.

            (f)   "Updates" means any update, modification, anomaly correction or new release of any component of the System that the Company makes generally available to its maintenance customers at no additional license fee and that is intended to replace a prior release of that System component.  The term "Updates" does not include new versions of a System component.

            2. License

            The Company grants the Facility a non-exclusive, non-transferable, license to use the System and Documentation on the Facility's premises and in connection with the operation of the Facility's business.  The Facility shall restrict the use of the System to include only its employees and staff and only for use in connection with the operation of the CareGiver program.

            3. Services.

            The License includes the following rights and services to be provided to the Facility:

            (a)   Start-Up Services. As soon as is mutually convenient following the execution of this Agreement, representatives of the parties shall meet and agree upon an Implementation Plan for the System. The Implementation Plan will describe and schedule the implementation and training services requested by the Facility and the estimated number of hours of such services. All services to be provided to the Facility pursuant to this Agreement will be provided by the Company or its designee(s). Any parties providing services under the Agreement will be bound by the confidentiality covenant set forth in this Agreement. The Facility shall provide, or arrange for, an adequate and appropriately equipped classroom for training purposes. The Facility shall assist the Company, or its designee(s), in scheduling training sessions and shall require all staff members who will have the right to access the System to attend the training sessions conducted by the Company or its designee(s).  The Facility shall provide nursing shift schedules and available training schedules to the Company, at least 30 days prior to the  completion of installation of the System.

            (b)   Support. Telephone support ("Support") for the System between the hours of 8:00 a.m. and 7:00 p.m., Eastern time, Monday through Friday, excluding weekends and national holidays.  Telephone support services will include assistance related to routine questions regarding use of the System, assistance in identifying and verifying the causes or suspected errors or malfunctions in the System and advice on remedies for identified errors or malfunctions, where reasonably available.

            (c) Error Correction.  Commercially reasonable efforts will be used to correct a reproducible error in the System so as to cause the System to function in accordance with the specifications outlined in the Documentation.  The Company does not represent to the Facility that the System will be error-free or that all errors that are discovered in the System can or will be corrected.  The Documentation will be modified as necessary to reflect any completed error corrections.

            (d) Updates.   At no additional cost, the Facility will be provided with Updates for the System as Updates of the applicable System component(s) are made generally available to other facilities.  All Updates shall become subject to this Agreement.  The Facility will be charged the hourly rates specified on Schedule A for any training services requested by Facility following the delivery of any Updates.  In all cases, requests from Facility designated personnel for services hereunder will be responded to in a manner and time frame which take into account the nature and severity of the problem which gave rise to the request.

            4. Equipment.

             The Company shall lease the Equipment to the Facility.  The Company will install and pay the cost of the wireless network and the high speed Internet communication interface with which the System will operate.  The Company shall provide routine maintenance for the Equipment.

            5. License Fee; Other Charges; Payment Terms.

            (a) Unless the License is terminated in accordance with the provisions of Section 5(b) hereof, in consideration of the License and the other covenants undertaken by the Company, the Facility, beginning on the ninety-first day after the commencement of the Term of License (as hereinafter defined), shall pay to the Company the Monthly License Fee and other charges set forth in the Schedule A annexed hereto as provided in such schedule.  The Company will invoice the Facility monthly for services. All fees and charges shall be due and payable upon invoice by the Company.  Any fees or charges that are not paid within ninety (90) days of invoice date will bear interest at the rate of 1.5% per month or, if lower, the maximum rate allowed by law.  The Facility shall be responsible for all sales, use or other taxes applicable to the transactions described in this License (excluding income tax payable by the Company).

            (b) In the event the Facility terminates the License in accordance with the provisions of  Section 14(b) hereof, the Facility shall pay to the Company the Equipment and Installation Costs set forth on Schedule A , within __ days of such termination.

            6. Term; Renewal

            Subject to the provisions of Section 14 hereof, the License shall be in effect for the Term of License set forth on Schedule A annexed hereto.  The License shall automatically renew from year to year thereafter unless (a) it is terminated as provided in Section 14; or (b) either party gives the other written notice of its intent not to renew the License no less than one hundred eighty (180) days before the end of the initial or any renewal term. The Company may change the Monthly License Fee as of the beginning of any renewal term upon at least seventy-five (75) days advance notice. The Company shall not increase the Monthly License Fee for any renewal term by more than 10% over the Monthly License Fee in effect for the preceding term.

            7.  Facility Responsibilities

         The Facility shall (a) organize and input its data into the System in a fashion that is reasonably acceptable to the Company; (b) provide qualified and trained personnel to operate and maintain the System; (c) designate no more than two qualified persons to interact with the Company during the performance of Implementation, Training and Support services; (d) adhere to the Implementation Plan, as amended by the parties from time-to-time, (e) assist the Company in performing diagnostic activities in connection with a request for services under this Agreement; and (f) not modify the System.  The Facility acknowledges that Implementation services cannot and will not begin until the Facility has designated personnel who are qualified to operate the System.

            8.  Title; Warranties; Remedies

            (a) The Company warrants that (i) it has full authority to enter into the License; (ii) the System will function in accordance with the Documentation; (iii) the System does not infringe upon any patent, copyright, trade secret, trademark or other proprietary right of any third party; and (iv) the System will record, store, process and present calendar dates on and after January 1, 2000 in the same manner and with substantially similar functionality as it records, stores, processes and presents dates prior to January 1, 2000. The Company makes no warranty regarding the functionality of the System as it interfaces with or processes data received from third party software that is not programmed to record, store, process and present dates on or after January 1, 2000.

            (b) If the Company breaches the foregoing warranties, the breach will be remedied within a commercially reasonable time after it receives written notice of the breach in one of the following fashions:

(i)   Rewrite the System so as to avoid infringing the rights of any third party in elements of System;

(ii)  Obtain from any third party with prior rights in any element of the System the  right to incorporate those prior rights into the System; or

(iii) Revise the System so as to cause it to function in accordance with the Documentation.

            (c)   The warranties provided in this Section shall not apply if (i) the System is not use in accordance with this License or the Documentation; (ii) any part of the System has been modified by the Facility or by a third party without the Company's prior written consent; or (iii) the Facility's malfunctioning equipment or third party software has caused a failure in performance of the System.

            (d)   This section contains all warranties made by the Company regarding the System.  ALL OTHER WARRANTIES, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY DISCLAIMED.

            9. Indemnification.

            The Company will indemnify and hold the Facility harmless against any claim that the System or any part thereof violates a third party's patent, copyright or other proprietary rights.  The Facility shall give the Company prompt written notice of any such claim that is asserted against the Facility or the System.  Immediately after learning of a claim that is subject to indemnification, the Company shall diligently defend or settle that claim on such terms as it considers appropriate.  The Facility shall cooperate with the Company in defending or settling any such claim, without cost to the Facility, except for the expenditure of time.

            10.   Limitation of Liability.

            In no event shall the Company be liable to the Facility or any third party for indirect, incidental or consequential damages arising out of or resulting from the performance or breach of this License or for damages that exceed the license fees actually paid by the Facility for the System.  No claim may be made against the Company more than two years after the Company's delivery to the Facility of that version of the System out of which that claim arises.

            11.   No Sublicenses

            The Facility shall not assign or otherwise dispose of any of its rights under this License.  The Facility may not sublicense, distribute or otherwise make available any part of the System to any third party.

            12.   Trademark and Copyright Notices

            The Company owns, or has the right to use and license, all of the trademark rights in its company name and in the names "HealthRamp" and "CareGiver Program", the names of all System modules and all copyright rights in the System.  The Facility shall not obscure or remove from the media on which the System is contained (including the human readable manifestations of the System) and the user materials related to the System, the Company's name or the trademark and copyright notices associated with the System.

            13.   Copies

            The Facility may not make any copies of the System or any portion(s) thereof. The Facility may copy Documentation for the Facility's internal use only.  The Facility may not (a) modify the source code or the object code for the System in any fashion; (b) disassemble, decompile or in any manner reverse engineer (collectively "reverse engineer") the source code or object code for the System; or (c) assist, facilitate, or allow any third party to perform any of the actions described in Subsections 13(a) and 13(b) of this Agreement. Any violation of this Section 13 will void the Company's commitment to maintain and support the System and will justify termination of this License by the Company, as provided in Section 14.

            14.   Termination

            (a) Either party may terminate this License if the other does not remedy a default in performance within a reasonable period of time after receiving written notice of that default.  Any such notice shall describe the condition of default in reasonable detail. Immediately upon any termination of this License, the Facility shall cease its use of the System and the Equipment.  Upon expiration or termination of this License, the Facility shall return to the Company all Documentation, Equipment and components of the System.

            (b) Notwithstanding any other provision of the License, the Facility may terminate this License at any time during the first ninety (90) days of the Term of License set forth on Schedule A upon providing not less than ten (10) days prior written notice to the Company.

            15.   Confidentiality

            The Facility shall maintain in strict confidence and shall not disclose or permit third persons to use the object code or the source code for the program associated with the System and any information disclosed to the Facility by the Company regarding the Company's plans for upgrades and enhancements to the System, the pricing of the System and the Company's other services and any other information that the Company identifies as confidential.  The Facility shall be liable to the Company for the actions of its employees, agents, contractors, or any one who is or should be under the control of the Facility.  The Company shall maintain in strict confidence any information identified in writing by the Facility as confidential upon its disclosure to the Company.  The covenants set forth in this Section shall not apply to information that is in the public domain, that is known to the recipient following its disclosure without confidentiality restrictions or that the recipient is required by law to disclose. The parties shall include the terms of this Section in their agreements with any contractors that provide services to one or both of the parties in connection with the License.  The Company shall enter into a Business Associate agreement with the Facility in compliance with the Health Insurance Portability and Accountability Act of 1996 and all regulations thereto ("HIPAA").

            16.   General

            (a)   Notices.   Any notice permitted or required hereunder shall be given in writing by hand delivery or by registered or certified mail which shall be addressed to the recipient at the address first set forth above.  A notice shall be effective on the date of receipt.  A party may change the contract information first set forth above upon written notice to the other party.

            (b)   Benefit.   This Agreement shall be binding upon the parties, and upon their successors and permitted assigns.

            (c)   Entire Agreement.  This Agreement and any schedules and/or exhibits annexed hereto constitute the entire agreement of the parties and supersede entirely any prior written or oral agreements.

            (d)   Modification.  Any change or modification of this Agreement shall be valid only if the same is in writing and signed by the authorized representatives of both parties.

            (e)   Arbitration. Controversies or claims arising out of or relating to this Agreement, or the breach thereof, shall be resolved by the American Arbitration Association pursuant to its Rules of Commercial Arbitration, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Arbitration hearings shall occur in New York City, New York.

            (f) New York Law.  This Agreement shall be governed by New York law, without regard to its conflict of laws principles.

            IN WITNESS WHEREAS, the parties hereto have duly executed this Agreement as of  the date first above written.

                                                                        Company:

                                                                        HEALTH RAMP, INC.

                                                                        By:   /s/ Andrew Brown

                                                                                    Name: Andrew Brown

                                                                                    Title: President

                                                                        Facility:

                                                                        AGAWAM NURSING LLC

                                                                        By:   /s/ Jeff Goldshine

                                                                                    Name: Jeff Goldshine

                                                                                    Title: Executive Administrator